Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                          BANKENGINE TECHNOLOGIES, INC.

                                     * * * *


FIRST: The name of the corporation is BankEngine Technologies, Inc. (the "Corporation").

SECOND:           The address of its registered office in the State of Delaware
is             Corporation Trust Center, 1209 Orange Street in the City of
                  Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The aggregate number of shares which the Corporation is authorized to issue is fifty-two million (52,000,000), divided into classes as follows:

               A. Fifty million (50,000,000) shares of common stock, $.001 par value per share (hereinafter called the "Common Stock"), divided into two classes as follows;

               B. Two million (2,000,000) shares of preferred stock, $.001 par value per share, to be issued in series (the "Preferred Stock").

                    The following is a statement of the designations, powers, preferences and rights, and the qualifications, limitations or restrictions with respect to the Preferred Stock of the
                    Corporation: The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors of the Corporation to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number, designations and relative rights, preferences, and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative,
                    (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any, for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board of Directors pursuant to the Delaware General Corporation Law.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.



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SIXTH:         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

SEVENTH: The name and address of the sole incorporator is: Henry Nisser, c/o Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, 101 East 52nd Street, New York, New York 10022.

                  I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hands this 15th day of February, 2002.



                                /s/ HENRY NISSER
                                ----------------
                                Henry Nisser, Law Clerk
                                Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
                                         101 East 52nd Street
                                         New York, New York 10022










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